PRESS RELEASE
FINAL

The Clorox Company Reports Sales and Profit Growth for Its First Quarter; Confirms Outlook for Sales and EPS From Continuing Operations

OAKLAND, Calif., Oct. 31, 2014 – For its first quarter, which ended Sept. 30, The Clorox Company (NYSE:CLX) today reported 1 percent sales growth and 5 percent growth in diluted net earnings per share (EPS) from continuing operations. This excludes the impact of the previously announced discontinued operations of Corporación Clorox de Venezuela S.A. (Clorox Venezuela). On a currency-neutral basis, sales grew nearly 3 percent.

“I’m pleased with our solid start to the fiscal year,” said Chairman and CEO Don Knauss. “In the first quarter, we continued to invest in incremental demand-building programs to reinforce the value of our brands. As a result, despite continuing headwinds, we delivered sales and profit growth for the quarter and saw improved market shares in a number of our categories.”

As previously announced, Clorox Venezuela discontinued operations effective Sept. 22, 2014. For the current and year-ago quarters, the results from Clorox Venezuela are now included in discontinued operations on the company’s financial statements. All results in this press release are reported on a continuing operations basis, unless otherwise stated. Some information in this release is reported on a non-GAAP basis. See “Non-GAAP Financial Information” below and the tables toward the end of this press release for more information and reconciliations of key first-quarter results to the most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the U.S. (GAAP).

Fiscal First-Quarter Results

Following is a summary of key first-quarter results. All comparisons are with the first quarter of fiscal year 2014, unless otherwise stated.

*	$1.10 diluted EPS
*	1% volume growth
*	1% sales growth (nearly 3% growth on currency-neutral basis)

In the first quarter, Clorox delivered earnings from continuing operations of $145 million, or $1.10 diluted EPS, compared to $139 million, or $1.05 diluted EPS, in the year-ago quarter. Current-quarter results reflect the benefit of strong cost savings, price increases and volume growth as well as a one-time benefit of approximately 5 cents diluted EPS related to a one-time change in the company’s long-term disability plan to make it more consistent with the marketplace. These factors were partially offset by the impact of higher manufacturing and logistics costs, continued incremental demand-building initiatives of $16 million, or 8 cents diluted EPS, and the impact of unfavorable foreign currency exchange rates.

In the first quarter, sales grew 1 percent, primarily due to the benefit of price increases in international markets and higher volume. These results were partially offset by the impact of unfavorable foreign currency exchange rates as well as higher trade promotion spending. Excluding the impact of nearly 2 percentage points from unfavorable foreign currency exchange rates, sales grew nearly 3 percent. Volume for the first quarter was up 1 percent, reflecting increased shipments in the International Division, Charcoal and Natural Personal Care businesses, partially offset by decreases in the Home Care and Laundry businesses.

The company’s first-quarter gross margin decreased 70 basis points to 42.8 percent versus 43.5 percent in the year-ago quarter. The benefits of cost savings and price increases were more than offset by significantly higher manufacturing and logistics costs, with about half coming from the international markets, primarily Argentina, and the other half from the United States.

Net cash provided by continuing operations was $234 million for the quarter, compared with $184 million in the year-ago quarter. The year-over-year increase of $50 million was due to favorable changes in working capital, primarily related to a lower incentive compensation payment in the current quarter, as well as the timing of tax payments.

Key Segment Results

Following is a summary of key first-quarter results from continuing operations by reportable segment. All comparisons are with the first quarter of fiscal 2014, unless otherwise stated.

Cleaning

(Laundry, Home Care, Professional Products)

  1% volume decrease
  2% sales decrease
  5% pretax earnings decrease

Lower volume in the segment reflected reduced shipments of Home Care and Laundry products. In Home Care, the decrease in volume was primarily due to a distribution loss of Clorox® disinfecting wipes at a major club customer earlier this calendar year. Wipes continued to perform strongly with many other customers. These results were partially offset by higher shipments of Clorox® toilet bowl cleaner due to strong merchandising activities. In Laundry, Clorox® bleach lost volume compared to 11 percent volume growth in the year-ago quarter due to the earlier introduction of its concentrated formula. Both the Laundry and Home Care businesses saw solid market share increases. The variance between net sales and volume was primarily due to higher trade promotion spending, primarily on Clorox® disinfecting wipes. Pretax earnings results primarily reflected lower sales, incremental demand-building investments, and higher costs for commodities and manufacturing and logistics. These factors were partially offset by the benefit of cost savings.

Household

(Bags and Wraps, Charcoal, Cat Litter)

  4% volume growth
  5% sales growth
  Flat pretax earnings

Segment volume growth was driven primarily by higher shipments of Kingsford® charcoal due to strong customer promotions and consumption related to the U.S. Labor Day holiday. Also contributing to volume growth were gains in Bags and Wraps due to incremental merchandising and distribution gains on OdorShield® trash bags. These results were partially offset by lower shipments of Glad® base trash bags due to a shift to premium trash bags. The variance between volume and sales results was due primarily to the benefit of price increases. Pretax earnings results reflected the benefit of higher sales, price increases and cost savings, offset by incremental demand-building investments, and higher costs for manufacturing and logistics and commodities.

Lifestyle

(Dressings and Sauces, Water Filtration, Natural Personal Care)

  Flat volume
  1% sales decrease
  6% pretax earnings growth

Volume results in the segment were driven primarily by strong gains in Natural Personal Care, largely due to innovation in Burt’s Bees® lip- and face-care products, offset by lower shipments of Hidden Valley® salad dressings and Brita® products. Pretax earnings growth reflected lower selling and administrative expenses related to investments in the year-ago quarter in systems and processes to support the long-term growth of the Burt’s Bees business, as well as lower commodity costs, partially offset by higher costs for manufacturing and logistics.

International

(All countries outside of the U.S.)

  5% volume growth
  Flat sales (10% growth on currency-neutral basis)
  16% pretax earnings decrease ($5 million decrease)

The segment’s volume growth reflected gains primarily in Latin America, Europe and Asia. Segment sales reflected the impact of unfavorable foreign currency exchange rates, primarily in Argentina, related to a significant currency devaluation earlier in the calendar year. While segment sales were flat, on a currency-neutral basis, segment sales grew about 10 percent. The variance between volume and sales was primarily due to the impact of unfavorable foreign currency exchange rates, partially offset by the benefit of price increases. Pretax earnings decreased due to the impact of increased manufacturing and logistics costs, unfavorable foreign currencies and higher selling and administrative expenses. These factors were partially offset by the benefit of higher volume, price increases and cost savings.

Discontinued Operations in Venezuela

As previously announced, Clorox Venezuela discontinued operations effective Sept. 22, 2014, as a result of pricing and other operating restrictions imposed by the Venezuelan government and related conditions that caused Clorox Venezuela to no longer be financially viable. Operating results, and the impact of exit and other costs related to the termination of the business, are included in discontinued operations in the company’s financial statements.

In the first quarter, losses from discontinued operations net of income taxes were $55 million, or 42 cents diluted EPS, including net operating losses through Sept. 22, 2014, and the impact of exit and other costs related to the termination of the business. Net operating losses for the first quarter, excluding the impact of exit and other costs associated with exiting Venezuela, were $6 million. In addition, the company recorded pre-tax charges for the write-down or impairment of assets of $37 million, recognition of deferred foreign currency translation losses of $30 million, and labor and other exit costs of $6 million. These charges were offset by income tax benefits of $24 million.

The Company expects to recognize in discontinued operations $60 million to $65 million in after-tax exit costs and other related expenses during fiscal year 2015. The Company also expects to recognize in discontinued operations approximately $10 million to $15 million in additional after-tax costs in fiscal years 2016 through 2018. Net of anticipated tax benefits, total exit costs and other termination related expenses are expected to be approximately $70 million to $80 million. Cash-related exit costs, net of expected tax benefits, are expected to be $5 million to $10 million.

Before exiting Venezuela, the company had anticipated only a modest loss from Clorox Venezuela in fiscal year 2015, as anticipated price increases were expected to reduce the current year loss versus the prior year loss of $23 million. These expectations were based on the Venezuelan government’s representations that significant price increases would be forthcoming much earlier in the year; however, the price increases ultimately approved were insufficient and would have caused Clorox Venezuela to continue operating at a significant loss. Nonetheless, based on the company’s earlier expectations, reflecting financial results from Clorox Venezuela as discontinued operations does not have a material impact on the company’s outlook for diluted EPS from continuing operations.

Clorox Updates EBIT Margin Outlook for Fiscal Year 2015

  Sales about flat, or 1% to 3% increase on currency-neutral basis (unchanged)
  EBIT margin about flat (previously 25 basis points to 50 basis points expansion)
  $4.35 to $4.50 diluted EPS range (unchanged)

The company continues to anticipate fiscal year 2015 sales to be about flat, with the benefits of innovation and price increases offset by continuing category softness and the impact of foreign currency declines across most international markets, particularly in Argentina. On a currency-neutral basis, the company continues to anticipate sales growth in the range of 1 percent to 3 percent for the fiscal year.

Clorox now anticipates EBIT margin to be about flat for the fiscal year, versus the previous outlook of 25 basis points to 50 basis points expansion, due to the results from Clorox Venezuela being included in discontinued operations, and moderately higher commodity costs. Excluding Clorox Venezuela fiscal year 2014 EBIT margin increased by 60 basis points to 17.8 percent from 17.2 percent previously reported for that period.

Clorox now anticipates its effective fiscal year 2015 tax rate to be closer to 34 percent than the previous outlook in the range of 34 percent to 35 percent.

Net of all these factors, Clorox continues to anticipate fiscal 2015 diluted EPS from continuing operations in the range of $4.35 to $4.50.

For More Detailed Financial Information

Visit the Investors: Financial Reporting: Financial Results section of the company’s website at TheCloroxCompany.com for the following:

*	Supplemental unaudited condensed volume and sales growth information

*	Supplemental unaudited condensed gross margin driver information

*	Supplemental unaudited reconciliation of certain non-GAAP financial information, including earnings from continuing operations before interest and taxes (EBIT) and earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA)

*	Supplemental balance sheet and cash flow information and free cash flow reconciliation (unaudited)

*	Supplemental price-change information

*	Schedule of unaudited quarterly and fiscal year 2014 condensed consolidated data

*	Supplemental unaudited quarterly results from continuing operations by reportable segments for fiscal year 2014 (Adjusted to reflect Clorox Venezuela results reclassified to discontinued operations)

*	Supplemental unaudited condensed fiscal year to date free cash flow information

Note: Percentage and basis-point changes noted in this press release are calculated based on rounded numbers. Supplemental materials are available in the Investors: Financial Reporting: Financial Results section of the company’s website at TheCloroxCompany.com.

The Clorox Company

The Clorox Company is a leading multinational manufacturer and marketer of consumer and professional products with about 7,700 employees worldwide and fiscal year 2014 sales of $5.5 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags, wraps and containers; Kingsford® charcoal; Hidden Valley® and KC Masterpiece® dressings and sauces; Brita® water-filtration products and Burt’s Bees® natural personal care products. The company also markets brands for professional services, including Clorox Healthcare®, HealthLink®, Aplicare® and Dispatch® infection control products for the healthcare industry. More than 80 percent of the company's brands hold the No. 1 or No. 2 market share positions in their categories. Clorox's commitment to corporate responsibility includes making a positive difference in its communities. In fiscal year 2014, The Clorox Company and The Clorox Company Foundation contributed more than $16 million in combined cash grants, product donations, cause marketing and employee volunteerism. For more information, visit TheCloroxCompany.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements involve risks and uncertainties. Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash flows, plans, objectives, expectations, growth, or profitability, are forward-looking statements based on management's estimates, assumptions and projections. Words such as "could," "may," "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," and variations on such words, and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management's expectations are described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2014, as updated from time to time in the company's SEC filings. These factors include, but are not limited to: risks related to international operations, including political instability, particularly in Venezuela; government-imposed price controls or other regulations; foreign currency exchange rate controls, including periodic changes in such controls, fluctuations and devaluations; labor unrest and inflationary pressures, particularly in Argentina and other challenging markets; risks related to nationalization, further expropriation of assets, and other government action in Venezuela, and the possibility of similar actions in other foreign jurisdictions, including Argentina; intense competition in the company's markets; expectations or plans related to the announced changes in the company’s leadership; worldwide, regional and local economic conditions and financial market volatility; volatility and increases in commodity costs such as resin, sodium hypochlorite and agricultural commodities and increases in energy, transportation or other costs; the ability of the company to drive sales growth, increase price and market share, grow its product categories and achieve favorable product and geographic mix; dependence on key customers and risks related to customer consolidation and ordering patterns; costs resulting from government regulations; the ability of the company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; supply disruptions and other risks inherent in reliance on a limited base of suppliers; the ability of the company to implement and generate anticipated cost savings and efficiencies; the success of the company's business strategies; the impact of product liability claims, labor claims and other legal proceedings, including in foreign jurisdictions and the company's litigation related to its discontinued operations in Brazil; the ability of the company to develop and introduce commercially successful products; risks relating to acquisitions, new ventures and divestitures and associated costs, including the potential for asset impairment charges, including intangible assets and goodwill; risks related to reliance on information technology systems, including potential security breaches, cyber attacks or privacy breaches that result in the unauthorized disclosure of consumer, customer, employee or company information, or service interruptions; the company's ability to attract and retain key personnel; the company's ability to maintain its business reputation and the reputation of its brands; environmental matters including costs associated with the remediation of past contamination and the handling and/or transportation of hazardous substances; the impact of natural disasters, terrorism and other events beyond the company's control; the company's ability to maximize, assert and defend its intellectual property rights; any infringement or claimed infringement by the company of third-party intellectual property rights; the effect of the company's indebtedness and credit rating on its operations and financial results; the company's ability to maintain an effective system of internal controls; uncertainties relating to tax positions, tax disputes and changes in the company's tax rate; the accuracy of the company's estimates and assumptions on which its financial statement projections are based; the company's ability to pay and declare dividends or repurchase its stock in the future; and the impacts of potential stockholder activism.

The company's forward-looking statements in this press release are based on management's current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information

This press release contains non-GAAP financial information relating to sales growth, diluted EPS, the debt to EBITDA ratio and EBIT margin. The company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations.

The company disclosed these non-GAAP financial measures to supplement its consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures exclude certain items that are included in the company’s results reported in accordance with GAAP, including income taxes, interest income, interest expense and foreign exchange impact. The exclusion of foreign exchange impact is also referred to as currency-neutral. Management believes these non-GAAP financial measures provide useful additional information to investors about trends in the company’s operations and are useful for period-over-period comparisons. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the company’s consolidated financial statements presented in accordance with GAAP.

Media Relations

Aileen Zerrudo (510) 271-3075, aileen.zerrudo@clorox.com

Kathryn Caulfield (510) 271-7209, kathryn.caulfield@clorox.com

Investor Relations

Steve Austenfeld (510) 271-2270, steve.austenfeld@clorox.com

For recent presentations made by company management and other investor materials, visit Investor Events on the company’s website.

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share amounts

	Three Months Ended
	9/30/2014	9/30/2013
Net sales	$1,352	$1,343
Cost of products sold	774	759
Gross profit	578	584

Selling and administrative expenses	180	194
Advertising costs	121	120
Research and development costs	30	31
Interest expense	26	26
Other expense, net	3	2
Earnings from continuing operations before income taxes	218	211
Income taxes on continuing operations	73	72
Earnings from continuing operations	145	139
Losses from discontinued operations, net of tax	(55)	(3)
Net earnings	$90	$136

Net earnings (losses) per share
Basic
Continuing operations	$1.12	$1.07
Discontinued operations	(0.42)	(0.03)
Basic net earnings per share	$0.70	$1.04

Diluted
Continuing operations	$1.10	$1.05
Discontinued operations	(0.42)	(0.02)
Diluted net earnings per share	$0.68	$1.03

Weighted average shares outstanding (in thousands)
Basic	129,312	130,074
Diluted	131,369	132,237

Reportable Segment Information
(Unaudited)
Dollars in millions

First Quarter	Net Sales			Earnings (Losses) from Continuing Operations Before Income Taxes
	Three Months Ended			Three Months Ended
	9/30/14	9/30/13 (2)	% Change (1)	9/30/14	9/30/13 (2)	% Change (1)
Cleaning Segment	$470	$479	-2%	$124	$131	-5%

Household Segment	392	372	5%	52	52	0%

Lifestyle Segment	216	218	-1%	56	53	6%

International Segment	274	274	0%	26	31	-16%

Corporate	-	-	-	(40)	(56)	-29%

Total Company	$1,352	$1,343	1%	$218	$211	3%

(1)	Percentages based on rounded numbers.
(2)	As a result of Clorox Venezuela results being included in discontinued operations in the current fiscal quarter, the prior comparative period has been reclassified to conform with current quarter presentation.

Condensed Consolidated Balance Sheets
Dollars in millions

	9/30/2014	6/30/2014	9/30/2013
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$355	$329	$323
Receivables, net	455	546	506
Inventories, net	397	386	439
Other current assets	144	134	152
Total current assets	1,351	1,395	1,420

Property, plant and equipment, net	947	977	1,007
Goodwill	1,087	1,101	1,108
Trademarks, net	539	547	553
Other intangible assets, net	60	64	70
Other assets	166	174	143
Total assets	$4,150	$4,258	$4,301

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$53	$143	$286
Current maturities of long-term debt	575	575	-
Accounts payable	385	440	374
Accrued liabilities	478	472	468
Income taxes payable	42	8	42
Total current liabilities	1,533	1,638	1,170
Long-term debt	1,596	1,595	2,170
Other liabilities	762	768	762
Deferred income taxes	90	103	118
Total liabilities	3,981	4,104	4,220

Stockholders’ equity
Common stock	159	159	159
Additional paid-in capital	702	709	673
Retained earnings	1,731	1,739	1,603
Treasury shares	(2,007)	(2,036)	(1,986)
Accumulated other comprehensive net losses	(416)	(417)	(368)
Stockholders’ equity	169	154	81
Total liabilities and stockholders’ equity	$4,150	$4,258	$4,301

The tables below present the reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the company’s use of non-GAAP financial measures.

The reconciliations below are on a continuing operations basis

First-Quarter Sales Growth Reconciliation

	Q1 Fiscal 2015	Q1 Fiscal 2014
Total Sales Growth – GAAP	0.6%	2.2%

Less: Foreign exchange	-1.9	-1.5

Currency Neutral Sales Growth -Non-GAAP	2.5%	3.7%

The reconciliations below for fiscal year 2014 are provided as a reference point for the fiscal year 2015 outlook, and reflect the reclassification of Clorox Venezuela to discontinued operations in Q1FY15.

Fiscal Year EBIT Margin(1) Reconciliation

	FY Fiscal 2014 (as adjusted for discontinued operations)	FY Fiscal 2014 (as previously reported)
Earnings from continuing operations
before income taxes – GAAP	$884	$861

Interest Income	-3	-3

Interest Expense	103	103

EBIT (1) – non-GAAP	$984	$961

Net Sales	$5,514	$5,591
EBIT margin(1) – non-GAAP	17.8%	17.2%

(1)	EBIT represents earnings from continuing operations before interest and taxes. EBIT margin is the ratio of EBIT to net sales.

For Gross Margin Drivers, please refer to the Supplemental Information: Gross Margin Driver page in the Financial Results section of the company’s website TheCloroxCompany.com.